EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, to the inclusion of information contained in our report as of December 31, 2010, and to the inclusion of our report as an exhibit in the Annual Report on Form 10-K for the year ended December 31, 2010, of Crimson Exploration Inc. and in the registration statement on Form S-8 for the registration of 2,000,000 shares of common stock of Crimson Exploration Inc. under its Amended and Restated 2005 Stock Incentive Plan, as well as any amendments thereto.

                                                                 NETHERLAND, SEWELL & ASSOCIATES, INC.

                                                                 By: s\ J. Carter Henson, Jr.
                                                              J. Carter Henson, Jr., P.E.
                                                              Senior Vice President

Houston, Texas
July 8, 2011

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